ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
OGDEN GOLF CO. CORPORATION

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, Ogden Golf Co. Corporation hereby adopts the following amendment to its Articles of Incorporation.

AMENDMENT

Article I of the Corporation’s Articles of Incorporation was amended to read as follows:

Article I- Name.	The name of the Corporation shall be Bio-Path Holdings, Inc.

Article IV of the Corporation’s Article of Incorporation was amended to read as follows:

Article IV-Authorized Shares. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which this Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares, of which Two Hundred Million (200,000,000) shares are Common Stock, no par value, and Ten Million (10,000,000) shares are Preferred Stock, no par value.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Corporation’s Articles of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ADOPTION OF AMENDMENTS

The above amendments to the Articles of Incorporation of Ogden Golf Co. Corporation, was duly adopted by the shareholders of the corporation by a written consent in lieu of a meeting of shareholders, in the manner prescribed by the Utah Revised Business Corporation Act, as follows:

Voting	Number of		Undisputed No.
Group	Shares	Votes	of Votes
Designation	Outstanding	Allowed	Represented

Common Stock	2,760,909	2,760,909	2,760,909

The shareholders voted as follows on such Amendments:

Voting Group	Votes For	Votes Against
Designation	Amendments	Amendments	Abstain
Common Stock	1,792,500	-0-	-0-

The number of shares cast for the amendment by the sole voting group was sufficient for approval of the amendment by the voting group.

IN WITNESS WHEREOF, the undersigned president, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the Corporation this 13th day of February, 2008 and under penalties of perjury declares that this Amendment to the Articles of Incorporation has been examined by the undersigned and is, to the best of the undersigned’s knowledge and belief, true correct and complete

OGDEN GOLF CO. CORPORATION.

By /s/ Mark Scharmann
Mark A. Scharmann, President